Apollo Group, Inc.
News Release

APOLLO GROUP, INC. APPOINTS JOSEPH L. D’AMICO INTERIM CHIEF FINANCIAL OFFICER

•	Receives NASDAQ staff determination letter

•	Provides update on Department of Education audit

Phoenix, Arizona, November 20, 2006 — Apollo Group, Inc. (Nasdaq:APOL) announced today that it has appointed Joseph L. D’Amico as interim Chief Financial Officer, effective November 14, 2006.

“We are pleased to welcome Joe to the Apollo team,” said Brian Mueller, President of Apollo Group. “Joe’s extensive experience will be extremely advantageous to Apollo during this transition time.”

Mr. D’Amico, 57, is a senior managing director with FTI Palladium Partners, an interim management company and a division of FTI Consulting, Inc. Prior to joining FTI in August, 2002, he was a partner with PricewaterhouseCoopers for 21 years where he served in leadership roles in the firm’s Financial Advisory Services group as well as having served as an audit partner earlier in his career. Mr. D’Amico is a certified public accountant and a certified insolvency and restructuring advisor. He received an M.B.A. from the University of Chicago, and a B.S. in accountancy from the University of Illinois at Urbana-Champaign.

The Company also announced that it has received a NASDAQ Staff Determination letter dated November 15, 2006 indicating that the Company is not in compliance with the filing requirements for continued listing as set forth in Marketplace Rule 4310(c)(14) because it has not yet filed its Annual Report on Form 10-K for the fiscal year ended August 31, 2006. The delay in the filing of this report is a result of the previously disclosed ongoing investigation by the Special Committee of the Company’s Board of Directors regarding the Company’s historic stock option practices. Pending a decision by the Nasdaq Listing Qualifications Panel, the Company will remain listed on the Nasdaq Stock Market.

The Company also provided an update to the previously disclosed Department of Education Office of the Inspector General audit report. On November 3, 2006, the Department of Education issued a preliminary audit determination requesting additional documentation from the Company. The Company will comply with this request.

Apollo Group, Inc. has been providing higher education programs to working adults for almost 30 years. Apollo Group, Inc., operates through its subsidiaries: The University of Phoenix, Inc., Institute for Professional Development, The College for Financial Planning Institutes Corporation, and Western International University, Inc. The consolidated enrollment in its educational programs makes it the largest private institution of higher education in the United States. It offers educational programs and services at 100 campuses and 159 learning centers in 39 states, Puerto Rico, Washington DC, Alberta, British Columbia, Netherlands, and Mexico.

For more information about Apollo Group, Inc. and its subsidiaries, call (800) 990-APOL or visit Apollo on the company website at: www.apollogrp.edu.

Investor Relations Contact:
Janess Pasinski ~Apollo Group, Inc. ~ (480) 557-1719 ~ janess.pasinski@apollogrp.edu
Press Contact:
Ayla Dickey ~ Apollo Group, Inc. ~ (480) 557-2952 ~ ayla.dickey@apollogrp.edu